EXHIBIT 99.2

November  2,  2000

Centre Capital Corp., CEO, Karl Jacobs Announces Rescission of the Acquisition Of Zeolite From Equitable Assets Incorporated

FORT  WORTH,  Texas,  DATE  /PRNewswire/  --  Centre Capital Corp. (OTC Bulletin
Board: CCCX) (http://www.cccx.net) CEO, Karl Jacobs, announced today that Centre Capital Corp. and Equitable Assets Incorporated have agreed to rescind Centre Capital's acquisition of 58,286 tons of ZEOLITE from Equitable Assets Incorporated. The Rescission Agreement provides for the cancellation of the Zeolite Purchase Agreement dated July 3, 2000 between the parties with Equitable Assets returning the entire consideration paid by Centre consisting of one million shares of Centre Capital's restricted common stock. The original transaction had been valued at approximately $11,307,428 (Eleven Million Three Hundred Seven Thousand Four Hundred and Twenty Eight Dollars).

Karl Jacobs, CEO, of Centre Capital Corporation, said "When it became apparent that our company would not be able to realize the full estimated market value of the Zeolite by direct marketing to the consumer, we determined it was in our best interests to seek a rescission of the purchase.

SAFE HARBOR STATEMENT: Certain statements in this news release may constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such Forward looking Statements involve risk and uncertainties that could cause actual results to Differ materially from those set forth or implied by such forward looking statements. Forward Looking
Statements: All statements other than statements of historical fact in this release are forward looking statements. Actual results may differ materially from those contemplated by the forward looking statements as a result of certain factors including, but not limited to the effect of business and economic conditions; the impact of competitive products and pricing; and capacity and supply constraints or difficulties. Such statements reflect the current views of the company with respect to future events and are subject to these and other risks and uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.

SOURCE  Centre  Capital  Corp.

CONTACT: Jaz Bermaine & Co., 713-334-8230; or Lynn Neal, or Roger Neal, both of Neal Public Relations, 714-848-8481, both for Centre Capital Corp./



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